Exhibit 4.1

THE BANK OF NEW YORK MELLON

NEW YORK’S FIRST BANK-FOUNDED 1784 BY ALEXANDER HAMILTON

2 HANSON PLACE, 12TH FLOOR, BROOKLYN, N.Y. 11217

March 7, 2019

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

Smart Trust 419 (the “Fund”)

Dear Sirs:

The Bank of New York Mellon is acting as trustee for the Fund, consisting of the unit investment trust (the “Trust”) included in the Registration Statement relating to the Fund. We enclosed a list of the securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such securities as of close of business on March 6, 2019, in accordance with the valuation method set forth in the applicable Standard Terms and Conditions of Trust and Trust Agreement. We consent to the reference to The Bank of New York Mellon as the party performing the evaluations of the Trust securities in the Registration Statement (No. 333-229192) filed with the Securities and Exchange Commission with respect to the registration of the sale of the Units of the Trust and to the filing of this consent as an exhibit thereto.

Very truly yours,

/s/ GERARDO CIPRIANO_________________

Gerardo Cipriano

Vice President